UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                               SCHEDULE 13G


                 Under the Securities Exchange Act of 1934

                            (Amendment No. 1)*

                    LODGENET ENTERTAINMENT CORPORATION
                             (Name of Issuer)

                               COMMON STOCK
                      (Title of class of Securities)

                                540211 109
                              (CUSIP Number)

Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.    540211 109

1.   NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Northwestern Public Service Company
     Tax ID No. 46-0172280

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)
      (b)

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     1,121,000

6.   SHARED VOTING POWER

      --

7.   SOLE DISPOSITIVE POWER

     1,121,000

8.   SHARED DISPOSITIVE POWER

      --

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,121,000

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     --

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.41%

12.  TYPE OF REPORTING PERSON*

     CO


CUSIP NO.    540211 109

1.   NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Northwestern Networks, Inc.
     Tax ID No. 46-0393445

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)
      (b)

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     South Dakota

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     1,121,000

6.   SHARED VOTING POWER

      --

7.   SOLE DISPOSITIVE POWER

      1,121,000

8.   SHARED DISPOSITIVE POWER

      --

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,121,000

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     --

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.41%

12.  TYPE OF REPORTING PERSON*

     CO


ITEM 1.

(a)  NAME OF ISSUER

     LodgeNet Entertainment Corporation

(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

     808 West Avenue North
     Sioux Falls, South Dakota  57104

ITEM 2.

1.   (a)  NAME OF PERSON FILING

          Northwestern Public Service Company

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

          33 Third Street SE
          Huron, South Dakota  57350

     (c)  STATE OF INCORPORATION

          Delaware

     (d)  TITLE OF CLASS OF SECURITIES

          Common Stock

     (e)  CUSIP NUMBER

          540211 109

2.   (a)  NAME OF PERSON FILING

          Northwestern Networks, Inc.

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

          33 Third Street SE
          Huron, South Dakota  57350

     (c)  STATE OF INCORPORATION

          South Dakota

     (d)  TITLE OF CLASS OF SECURITIES

          Common Stock

     (e)  CUSIP NUMBER

          540211 109


ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b)

     N/A

ITEM 4.   OWNERSHIP

(a)  AMOUNT BENEFICIALLY OWNED.

At December 31, 1994, Northwestern Public Service Company, through its wholly owned subsidiary Northwestern Networks, Inc., beneficially owned 1,121,000 shares of Common Stock of Issuer. Neither Northwestern Public Service Company nor Northwestern Networks, Inc. has other rights to acquire additional shares through the exercise of options or otherwise.

(b)  PERCENT OF CLASS

     15.41%

(c)  NUMBER OF SHARES AS TO WHICH NORTHWESTERN PUBLIC SERVICE COMPANY HAS:

     (i)  Sole power to vote of direct the vote:

          1,121,000 shares

    (ii)  Shared power to vote or to direct the vote:

          0 shares

   (iii)  Sole power to dispose or to direct the disposition of:

          1,121,000 shares

    (iv)  Shared power to dispose or direct the disposition of:

          0 shares

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     N/A

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

     N/A

ITEM 10.  CERTIFICATION

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Dated:  February 10, 1995

NORTHWESTERN PUBLIC SERVICE COMPANY

By:  /s/ R. F. Leyendecker

R. F. Leyendecker
Vice President-Energy Services


NORTHWESTERN NETWORKS, INC.

By: /s/ R. F. Leyendecker

R. F. Leyendecker
Vice President